Exhibit 10.5

{TERRITORY}

FRANCHISE AGREEMENT

EXHIBIT B

Franchise Agreement July 2012

Schedule A — Territory	24

Schedule B — Area Developer Addendum	25

Schedules C-1 to C-5 — Special Stipulations	26-34

1.              GRANT OF FRANCHISE

Liberty Tax Service (“Liberty,” “Liberty Tax”) has developed a system for the operation of tax return preparation offices. The Liberty system utilizes special marketing techniques and operating procedures to facilitate the provision of tax return preparation and related services.

You, meaning the Franchisee and all Signators identified on the signature page to this Agreement, in your personal capacity, have applied for a franchise that utilizes Liberty’s system and Liberty’s trade names, service marks, and trademarks (collectively, the “Marks”) (“Franchised Business” or “Franchise”).  Subject to the terms of this franchise agreement (“Agreement”), Liberty grants to you a Liberty Tax Service franchise.  This Agreement will allow you to operate a tax return preparation business using Liberty’s system and Liberty’s Marks within the Territory described on Schedule A.  You agree to abide by the terms of this Agreement.

You recognize and agree that the nature of the tax return preparation business is such that complete uniformity is not always practical or desirable and that Liberty, in Liberty’s sole discretion, may vary the terms of this Agreement and the standards of operation of the Franchised Business to accommodate the peculiarities of a particular situation and/or Territory.  You have no recourse against Liberty if other franchisees are granted allowances which you are not granted.

2.              TERM, RENEWAL AND BUYBACK

a.               Term.  This Agreement will be effective for a five-year term beginning on the Effective Date specified in this Agreement.

b.               Renewal.  You may renew for another five-year term by signing Liberty’s then current franchise agreement if you have met the Target Volume specified in paragraph 6.f. and are otherwise in compliance with this Agreement.  You may also renew future franchise agreements if you are in compliance with such agreements and meet the other conditions therein for renewal by signing Liberty’s then current franchise agreement.  To renew, you must exercise a general release of all claims that you might have against Liberty.  Liberty may not raise royalties or advertising fees that you pay to Liberty upon any future renewal, nor impose a renewal fee, or change the boundaries of your Territory or the level and type of territorial exclusivity and territorial rights you have.  Other terms and conditions may vary.  If you wish to renew, you must notify Liberty in writing at least 180 days before the expiration of this Agreement.

c.               Buyback.  Any year between May 1 and August 31, Liberty has the right, in Liberty’s sole discretion, to purchase your Franchised Business for the greater of $150,000 or 200% of Gross Receipts of the Territory for the previous twelve months, or such shorter time as an office in the Territory may have been in operation.  You understand that this is a premium price above fair value and does not vest any rights in you.  The term “Gross Receipts” as used in this Agreement means all revenue from all services and products offered by the Franchised Business (including, but not limited to, revenue from individual, corporate, estate and partnership tax returns), excluding only customer discounts, any Transmitter, Software or Electronic Filing Fee (as described in paragraph 4.e. below), and sales tax, but not service fees for credit card transactions.

3.              TERRITORY

Your Territory is described in Schedule A of this Agreement (“Territory”). You may operate as many tax return preparation offices in the Territory as you determine to be appropriate.

You may not operate outside your Territory.  Liberty may grant franchises for areas outside your Territory or operate company offices in such areas.  Except as described below, Liberty may not establish franchised or company owned outlets or other channels of distribution of similar products or services in your Territory.  Liberty may grant franchises in your Territory which operate a different line of business.  Liberty may distribute Liberty tax return preparation products and services by means other than retail or storefront locations in your Territory, including the sale of gift cards for this service.  No other franchisee using the Marks granted hereunder may operate a tax return preparation office in your Territory.  Liberty may advertise in your Territory.  You may not advertise in areas outside your Territory, or in media which extend outside your Territory, without Liberty’s expressed written approval.

If you locate an office outside your Territory as a result of incorrect address information from a landlord or otherwise, even if Liberty approved such site location, you agree upon discovery of such error to promptly abandon such office and refrain from any further targeted solicitation (e.g., direct mail, telephone call, etc.) of customers residing in the territory containing the misplaced office.  Likewise, if Liberty learns that Liberty or another franchisee has erroneously located an office in your Territory, you agree to accept the abandonment of such office and that franchisee’s refrainment of further targeted solicitation of customers located in your Territory, in full satisfaction of any claim against Liberty, Liberty’s past and present employees, and Liberty’s past and present franchisees, in relation to the misplaced office.  Liberty has a reasonable time to correct any such error after Liberty learns of it.  No person or entity is a third-party beneficiary of this paragraph.

Liberty may negotiate agreements with national or regional retail businesses.  If there is an outlet of such a national or regional business in your Territory that is subject to such an agreement, you may choose to operate a tax return preparation service office in that outlet by communicating that decision to Liberty by December 1 before a given Tax Season, or such earlier date provided by Liberty in order to meet the requirements of that business.  If you choose not to operate in an outlet which exists in your Territory, Liberty may operate in that outlet in your Territory.  If Liberty does so, all associated revenue and expenses are Liberty’s, along with the future right to service the customers associated with that outlet.

4.              FEES AND PAYMENTS

a.               Initial and Resale Franchise Fee.  The initial franchise fee and resale franchise fees are $40,000.  The resale franchise fee applies to a territory that has been previously sold.  If a territory includes existing operations, the total cost will vary depending upon the Gross Receipts of the Territory and other pertinent market and economic factors.

b.               Down Payment and Approval.   You must submit a minimum of 20% of the initial or resale franchise fee as a deposit after you have held the Liberty Franchise Disclosure Document for at least fourteen (14) calendar days.  Liberty will refund this deposit to you upon your request at any time before you attend Effective Operations Training (“EOT”).  Except as to any portion which is financed, you must submit to Liberty the balance due before attending EOT.  Liberty will refund to you the initial or resale franchise fee (including deposit) if Liberty does not approve your application or if you do not pass Liberty’s EOT in accordance with Liberty’s current passing standards for EOT, provided that you return to Liberty all materials which Liberty distributed to you during EOT.  Otherwise, the initial and resale franchise fee is fully earned and nonrefundable when both you and Liberty execute this Agreement.

c.               Reverse Royalty.  To the extent that Liberty receives tax preparation fees from individuals located in your Territory during such time as you have a Liberty Tax Service office open in your Territory, from the use of Liberty’s online tax preparation services, Liberty agrees to use commercially reasonable means to track and identify those revenues and pay or credit to you 14% of those tax preparation fees.  Liberty has up to 60 days after the end of each Tax Season to pay or credit, at Liberty’s discretion, such monies to you.

d.               Royalties.

(i)                                     You must pay a royalty of 14% of Gross Receipts subject to the following minimums:

(a)          For the period ending April 30 following the Effective Date of this Agreement (“Year One”), if you operated or were required to have operated an office in the Territory for any part of Tax Season ending in that April, minimum royalty is $5,000 per Territory.

(b)         For the period beginning May 1 following the Effective Date of this Agreement through the following April 30 (“Year Two”), minimum royalty is $8,000 per Territory.

(c)          Thereafter (“Year Three” and beyond), minimum royalty is $11,000 per Territory, for each successive period beginning May 1 through the following April 30.

(ii)                                  For a developed Territory, meaning one that contains or that had in the most recent Tax Season, an existing company, franchisee or other Liberty tax preparation office you must pay royalties as set forth above depending upon how long any office has been operated in the Territory.  For example, if an office has been operated in the Territory through one Tax Season, then that Territory would be subject to Year Two royalties for the year during which you first operate in the Territory.  The term “Tax Season” means the time period January 2 — April 30.  An office includes, but is not limited to,  locations such as kiosks or temporary locations where tax return preparation services are provided.

(iii)                               If you are in or become part of  an area covered by an Area Developer, Liberty may pay to the Area Developer a portion of the initial franchisee fee and royalties that you pay to Liberty.

e.               Advertising Fee.  You must pay an advertising fee of 5% of the Gross Receipts each month.

f.                 Payment Period.  You must pay the royalty owed by the 5th of each month based on Gross Receipts for the preceding month, and any balance owed to achieve Minimum Royalty on May 5 for each fiscal year ending April 30.  You must pay advertising fees by the 5th of each month based on Gross Receipts for the preceding month.  Liberty reserves the right to modify this payment schedule in Liberty’s Operations Manual.

g.              Interest.  You must pay interest of 18% (compounded daily) per year, or the maximum permitted by law, if less, on any amounts owed to Liberty that are more than fifteen (15) days past due.

h.              Transfer Fee.  If you transfer your Franchised Business, or a majority ownership interest in it, you must pay Liberty a transfer fee of $5,000 at the time of transfer.  This fee is subject to increase or decrease in future franchise agreements by the amount of change in the Consumer Price Index — All Urban Consumers, published by the U.S. Department of Labor, or a reasonably similar successor index, from the index as of the Effective Date.

i.                 Customer Refunds, Penalty and Interest, Send a Friend.  If you do not resolve a customer service complaint or pay penalty and interest on an erroneous return prepared in your office, or misdeliver a customer check, or fail to pay a Send a Friend or E-Send a Friend referral, and the customer contacts Liberty, if Liberty believes a reasonable basis for the complaint, payment of penalty and interest, or payment of the Send a Friend referral exists, Liberty may issue a refund of fees paid by the customer, pay to the customer the penalty and interest or amount of misdelivered check, or pay the Send a Friend referral, and bill you.  You agree to pay the charges.  Your obligation to pay penalty and interest for tax return preparation errors made by you continues after the expiration or termination of this Agreement or sale of the Franchised Business.

j.                 Automatic payment transfer.  All of the tax preparation, transmitter, software, and electronic filing fees, and any rebates that you receive from Financial Products or customers who purchase Financial Products, shall initially be paid to Libety.  From these fees and any rebates, Liberty will deduct monies that you owe to Liberty and deduct and hold monies to apply to upcoming amounts due to Liberty, and remit the balance to you.

k.             Sales or Gross Receipts Tax.  If required by the state or locality in which your Territory is located, the initial franchise fee, royalties, and advertising fees will be subject to sales or gross receipts tax, which you must pay to Liberty at the same time and in the same manner as you pay these royalties and fees to Liberty.

l.                 Transmitter, Software, or Electronic Filing Fee.  Liberty reserves the right to impose a fee charged to you or customers related to transmission of Financial Products, the provision of software, or the electronic filing of tax returns and, if charged to customers, may rebate a portion of the fee to you.  Liberty may vary the dollar amount of the fee and may change its name.  Any such fee is not included in your Gross Receipts.

m.           Call Center.  If you elect to use Liberty’s Call Center to handle customer appointments, customer follow up, Tax School calls, or other calls, you must pay to Liberty a fee for each such call pursuant to Liberty’s schedule of Call Center charges which Liberty adopts from time to time.

n.              Cash in a Flash Financing Set up Fee.  If you elect to apply for Cash in a Flash financing through Liberty, you must pay to Liberty any set up fee that Liberty imposes pursuant to Liberty’s schedule of fees which Liberty adopts from time to time.

o.               Assessment Related to Understatement of Revenues.  Pursuant to the Reports and Review rights and obligations specified in section 7 of this Agreement, if Liberty determines that you are underreporting Gross Receipts, you must pay to Liberty the additional royalties on the undisclosed amount, and if the excess so disclosed following a review is more than two percent (2%) of the Gross Receipts for the period in question, you must also pay the costs of the review, as determined by Liberty.  If such a review is the result of your failure to maintain and/or provide records as required in section 7, you must pay all costs of the review, regardless of the result of such review.  Liberty’s acceptance of payments of royalties or Gross Receipts reports shall be without prejudice and shall in no case constitute a waiver of Liberty’s rights to claim any delinquent royalties, or to require a review of your books of accounts and records, as provided for herein.

5.              OBLIGATIONS OF FRANCHISOR

a.               Training.  Liberty provides for new franchisees a required five (5)day or longer EOT and a required one (1) day Hands on Training (“HOT”) taught by an existing franchisee at their Liberty Tax office.  Liberty does not charge for EOT or HOT but you are responsible for all expenses you incur as a result of training, such as travel, lodging and meals.

b.     Operations Manual.  Liberty will loan you a copy of Liberty’s Operations Manual (“Manual”) to offer guidance in the operation of your Franchised Business.

c.     Site Selection.  Liberty provides guidance and advice to you regarding the selection of the location of your office(s).  You may not sign a lease or locate an office until Liberty approves the location of your office.  Liberty’s approval of the location of a site is not a guarantee of success in that location or a warranty or assurance as to any aspect of the office or its location.

d.     Advertising and Marketing.  Liberty raises fees related to marketing through the advertising fees paid under Liberty’s franchise agreements.  Liberty will contribute advertising fees from company offices.  Liberty disburses advertising fees to develop, produce, distribute and/or conduct advertising programs, marketing programs, public relations, and marketing research.  Liberty spends advertising fees on a national, regional or local basis for television, electronic, radio and print advertising as Liberty determines to be appropriate.  Liberty may produce advertising in-house and/or through an advertising agency.  Liberty pays all costs of such activities, including a share of corporate overhead related to advertising and marketing, with advertising fees.  You may also use your own advertising material, provided that Liberty first approves it for compliance with Liberty’s specifications for advertising and use of Liberty’s Marks.

e.     Software.  Liberty provides tax return preparation software.

f.      Tax and Technical Support.  Liberty provides reasonable telephone and/or internet support for your questions regarding federal and state individual income tax return preparation, electronic filing, and the use of software specified by Liberty.  However, Liberty will not provide support on any equipment which does not meet Liberty’s then current specifications or which relates to the operating system of a computer.

g.     Electronic Filing.  Liberty provides the ability to file individual federal and some state tax returns, electronically, provided that such method of filing is reasonably available from the respective taxing authority.  You must have a valid Electronic Filing Identification Number (“EFIN”) to take advantage of electronic filing.

h.     Financial Products.  If reasonably available and feasible (in Liberty’s sole determination), Liberty will offer a refund-based loan program and/or a means for customers to obtain a quicker refund using electronic filing (collectively “Financial Products”).  Your participation in Financial Products, if Liberty offers them, is subject to a mutual agreement being reached between you, Liberty and the Financial Products Provider.

i.      Operational Support.  Liberty advises you in the budgeting for and operation of your Franchised Business.

j.      Advanced and Update Training and Conference Calls.  Liberty provides and may require your attendance at Advanced Training for experienced franchisees, and provide and do require attendance by all franchisees at Update Training.  Liberty may offer Advanced and Update Training at various sites which Liberty selects across the country or Liberty may offer such training on the web or electronically.  The agenda for Advanced Training varies but often focuses on improving business management skills in order to increase profitability.  Liberty does not charge for Advanced or Update Training, but you are responsible for all expenses that you incur as a result of attending training, such as travel, lodging and meals.  Liberty may also require that you attend a reasonable number of toll free conference calls held from time to time to learn the latest operational and marketing tips. Such calls may either be attended live or by way of an online replay.

k.             Supply Source.  Liberty will offer for sale or locate a source for purchasing supplies, forms and equipment, from time to time, that may be necessary to conduct the Franchised Business, as reasonably determined by Liberty.

l.                 Leasing.  Liberty may make arrangements to refer you to a company which offers leasing of furniture, fixtures, signs, equipment, and possibly franchise fees and working capital.  The leasing program, if offered, will be financed and administered by a third party.  Liberty cannot guarantee that you will be offered leasing, as the leasing company will make individual determinations.

m..        Financing.  Liberty may, in Liberty’s sole discretion, provide financing for a portion of the initial franchise fee or other costs associated with the Franchised Business.  The terms of such financing are subject to change.  You must be in compliance with this Agreement to qualify for any such financing.  Further, if Liberty provides financing to you, you agree to submit monthly financial information to Liberty, such as an income statement, balance sheet, and supporting documents, as Liberty specifies from time to time and in the formats Liberty provides.

n.              Group Discounts.  From time to time Liberty may provide you with the opportunity to participate in group purchasing programs which offer group discounts.  The discounts and terms for any such opportunities will vary.

o.               Area Developers.  In those areas where Liberty presently or in the future uses an Area Developer, Liberty reserves the right to delegate some portion of the responsibility for the following duties to the Area Developer:  site selection assistance, limited marketing assistance, operating assistance.  However, Area Developers do not have any authority to approve advertising or marketing material of any kind.

6.              OBLIGATIONS OF FRANCHISEE

a.               Training.  You must attend and successfully complete Liberty’s EOT and HOT before you may operate a Liberty office.  Liberty may allow or require a general manager to attend on your behalf.

b.               Use of Liberty Marks.

(i)                  Liberty allows you to use Liberty’s Marks.  Liberty allows you to use Liberty’s Marks under which to hold out your Liberty Tax Service business to the public.  You agree to exclusively use Liberty’s Marks as Liberty develops them for this purpose only.

(ii)               You must obtain prior advertising approval.  You must either use pre-approved advertising templates which Liberty or Liberty’s approved vendors provide, or you must obtain Liberty’s prior written consent before using the Marks in any way and before using any marketing or promotional material, including internet advertising.

(iii)            No private website allowed.  You may not have a website for your Franchised Business without Liberty’s prior written approval.

(iv)           Marketing to National Companies.  You must obtain written permission from Liberty before marketing on the premises (building and parking lot) of any national company.  National companies include, by way of example, Wal-Mart, Kmart, and Sears.

(v)              No use of “Liberty” within a company name.  You may not use the word “Liberty” or “Libtax” as any part of the name of a corporation, LLC or other entity.  However, “Liberty Tax Service” followed by your entity number shall be your “doing business as” name for an entity which owns this franchise, sometimes also called your “assumed name,” “trading as” name, or “fictitious name.”

(vi)           No confusingly similar marks.  You agree not to use any marks which could be confused with the Marks.

(vii)        Liberty may update or change Liberty’s Marks.  Liberty may replace, modify or add to the Marks.  If Liberty replaces, modifies or adds additional marks, you agree to update or replace your signs, supplies, etc. to reflect the new marks, at your expense, in the time frame Liberty provides at the time of such an update.  Liberty will not change exterior signage requirements, although Liberty may change options or recommendations, more than once every four (4) years, at the most, absent a legal requirement to do so.

c.               Signs.  You must display an exterior lighted sign as approved by Liberty at each of your offices.  Liberty must approve all your signs before you order or display them.

d.               Starting Date.  For an undeveloped Territory, meaning one that has not contained or had in the most recent Tax Season, an existing company, franchisee or other Liberty tax preparation office, you agree to begin operation and be open for business no later than the January 8 following the Effective Date of this Agreement and agree to be open for business no later than the January 2 for each year thereafter.  For a developed Territory, meaning one that contains or that had in the most recent Tax Season, an existing company, franchisee or other Liberty tax preparation office, you agree to begin operations and be open for business no later than the January 2 following the Effective Date of this Agreement and for every year thereafter.

e.               Operating Hours.  You agree to exercise your best efforts to promote the Franchised Business and agree, at a minimum, to be open for business during the hours that Liberty specifies from time to time in the Operations Manual.

f.                 Target Volume.  You must use your best efforts to promote the Franchised Business.  Beginning in your fifth (5th) Tax Season and during each Tax Season after your fifth (5th) Tax Season, you must prepare at least 1000 federal income tax returns in your Territory (the “Target Volume”).

g.              Software.  You must use the software that Liberty provides.  You may not use or have installed on computers used in the Franchised Business any other federal or state personal income tax return preparation or electronic filing software without Liberty’s prior written consent.

h.              Telephone Number and Email Account.  You must obtain and maintain a Liberty Tax Service telephone number, used solely to transact the Franchised Business, and must maintain a white and yellow page telephone number listing, and may be required to purchase a yellow page advertisement and/or contribute to a group listing or advertisement per Liberty’s recommendations.  You must provide for and maintain an email account sufficient for communications between you and Liberty.

i.                 Equipment.  You must obtain and use a computer system which meets Liberty’s then current specifications.   All work stations, including tax return preparation and processing computers, must be purchased from Liberty’s approved vendor and must also meet Liberty’s then current specifications.  Liberty may update the specifications.  When the specifications are updated, you must update or upgrade the computer system, at your sole cost, to meet Liberty’s then-current standards and specifications.  Specifications will not be updated during a Tax Season except upon an emergency, as reasonably determined by Liberty.

j.                 Insurance.  During the term of this Agreement, you must procure and maintain an insurance policy or policies with at least the following coverage, or such other coverage as may be specified in the Operations Manual:

Comprehensive General Liability	$1 million per office
Worker’s Compensation	as required by your state law

You must name Liberty as additional insured on these policies.

k.              Electronic Filing.  If Liberty provides or recommends a source for electronically filing tax returns, you are required to offer Electronic Filing and to use this source exclusively for all electronic filing.

l.                 Financial Products.  In the event that Liberty negotiates an agreement with a third party Provider to allow you to offer Financial Products, you are required to exclusively use such Providers as Liberty designates and to offer Financial Products to your customers.

m.          Operations Manual.  You acknowledge the importance of consistency of quality, service and operation among all Liberty Tax franchised offices and, therefore, agree to operate the Franchised Business in conformity with all standards to be maintained, techniques and operating procedures as Liberty may from time to time prescribe in Liberty’s manuals or otherwise in writing, and to refrain from deviating therefrom without Liberty’s prior written consent.  Liberty will loan you a copy of the Manual and provide you with other relevant manuals.  Liberty may modify the Manual or any other manual, in order to adjust for competitive changes, technological advancements, legal requirements and attempts to improve in the marketplace.  You agree to operate the Franchised Business according to the then current manuals including, but not limited to, the Operating Manual, as may be updated or supplemented by memoranda, bulletin, email or other similar mechanism that together with the Operating Manual, contain the mandatory and suggested procedures and specifications that are prescribed for the Franchised Business.

n.              Participation.  You agree that the services of the Franchised Business will be provided under your direct supervision and control and/or under the direct supervision and control of a full-time general manager who has been approved by, and not later disapproved by Liberty.  Liberty will not approve a general manager prior to their successful completion of EOT.

o.              Return Check.  You must prepare each income tax return accurately and in accordance with federal, state and local laws.  You must check each return thoroughly.

p.              Tax School.

(i)             If you complete EOT before September 1 of the year of the Effective Date of this Agreement, and in any event during every year after your first (1st)Tax Season, you must conduct an intensive 6 to 10 week tax course in the period of September through December in accordance with the specifications in  the Manual.

(ii)          You must also conduct a one-week tax course during every January, including the January of your first (1st) Tax Season, in accordance with the specifications in the Manual.

q.     Employee Training.  You shall conduct and require each of your employees to attend an employee policy and procedure training course as specified by Liberty.  You are solely responsible for hiring, firing, compensating, paying applicable payroll taxes and day to day supervision and control over your employees.

r.     Customer Service.  You shall employ and train sufficient personnel to accommodate all customers without undue delay.  You shall provide all services and abide by all customer service policies described in the Manual, including, but not limited to, the money back guarantee.  You must operate in a manner that protects the goodwill, reputation and Marks of the Franchised Business.

s.     Office Condition.  You shall maintain offices that are neat and professional in appearance. Further, you may not offer products or services through your Liberty offices other than the franchise services authorized here (i.e., tax preparation, electronic filing, and Financial Products, all processed and reported through Liberty’s systems) without Liberty’s prior written approval.

t.      Supplies and Furniture.  You agree that in order to establish a standard and consistent delivery of Liberty Tax services, certain items must be used in the operation of the Franchised Business.  You must use the items set forth as required in the Manual (e.g., client envelopes and folders, interview worksheets, interior sign sets).  You are responsible for the cost of all supplies, furniture, equipment, leasing and real estate costs, and other items needed to conduct the Franchised Business.

u.     Laws and Regulations.  You agree to comply with all federal, state and local laws and regulations. You will secure all necessary permits, certificates, licenses and consents to operate your business.

v.     IRS Audit.  If the IRS audits your Liberty Tax operations, or investigates or otherwise requires the provision to the IRS of documents related to the Franchised Business you agree to notify Liberty promptly upon receiving notice of the audit or investigation or request for documents, and share the IRS findings with Liberty.

w.    EFIN.  You must obtain by January 2 of your first Tax Season and maintain throughout the entire term of this Agreement, an EFIN from the IRS.  You hereby authorize the IRS and any state tax authority to disclose to Liberty the reasons for any EFIN denial or suspension and to provide Liberty with copies of all EFIN application materials, suspension and denial notices.

7.              REPORTS AND REVIEW

a.              Gross Receipt Report.  You must send Liberty a Gross Receipt report in the manner and form and at the times Liberty specifies.  Presently, you must report your Gross Receipts on the 5th of the month for Gross Receipts received during the prior month.

b.              Profit and Loss.  By May 30 of each year, you must send Liberty an unaudited profit and loss statement of the Franchised Business, in the manner and form Liberty specifies, for the twelve (12) month period ending April 30.

c.               Review.  You agree to permit Liberty and/or Liberty’s agents the right to enter your Liberty Tax offices during normal business hours, without prior notice, and inspect your operations and inspect and copy all of your paper and electronic business records related to the Franchised Business and any other operations taking place at your Franchised Business.  This includes, but is not limited to, the right to inspect and copy all tax returns and bank statements which may be indicative of revenues from the Franchised Business.  Liberty also has the right to require that you implement a plan to resolve issues that Liberty discerns from any review Liberty conducts.

d.              Mail Reviews.  If Liberty requests a copy of your customer receipts (paper and/or electronic) or any other business records related to the Franchised Business, you must send Liberty, at your expense, these records within five (5) days of receiving Liberty’s request.

e.               Electronic Review.  Liberty may cause programs to run on your computer systems that may send information to Liberty.  Liberty agrees that the use of such programs will not unreasonably interfere with your operation of the Franchised Business and you agree to allow such programs to run without interference by you.  You hereby grant Liberty the right to access the computer systems in your office and authorize Liberty to obtain any and all information related to the Franchised Business.  You acknowledge that Liberty will use information obtained from your computer system to make business decisions.

f.                Background Information.  You authorize Liberty to obtain background information relating to your employment, credit and financial history and criminal and driving records during the term of this Agreement.

8.              TERMINATION

a.              You may terminate this Agreement by not renewing; that is by not notifying Liberty in writing of your desire to renew at least one hundred eighty (180) days prior to the expiration of this Agreement.  If you terminate pursuant to this paragraph, you must still comply with all of the post termination provisions of this Agreement.

b.              Liberty may terminate this Agreement without notice and the opportunity to cure for any of the following reasons:

(i)                         If you become insolvent, are unable to pay debts as they come due or take any steps to seek protection from creditors, or if a receiver (permanent or temporary) is appointed by a creditor or a court of competent authority or if you make a general assignment for the benefit of creditors;

(ii)                      If a final judgment of record against you or your Franchised Business remains unsatisfied for thirty (30) days or longer;

(iii)                   If you commit a financial crime, a crime of moral turpitude, a crime that is injurious to the Franchise, or a violation of any law, ordinance, rule or regulation of a governmental agency or department reasonably associated with the operation of the Franchised Business that Liberty deems to be material, or if you commit any act, whether or not associated with the Franchised Business, that in Liberty’s opinion, may injure the goodwill, reputation and/or Marks of the Franchise;

(iv)                  If you abandon the Franchised Business or discontinue the active operation of the Franchised Business for three (3) business days during any Tax Season or seven (7) business days otherwise, except this ground for termination may not be invoked when active operation is not reasonably possible, such as when severe weather is present;

(v)                     If you fail to open for business in the Territory by January 2 or January 8, as specified pursuant to paragraph 6.d., of any year;

(vi)                  If you operate any offices or advertise outside the Territory without Liberty’s permission;

(vii)               If you fail to meet the Target Volume specified in paragraph 6.f. above in the Territory during your fifth (5th) Tax Season or in any Tax Season thereafter;

(viii)            If you fail to use the software, electronic filing services or Financial Products Liberty provides or recommends;

(ix)                  If you do not obtain an EFIN from the IRS for each office in the Territory by January 2 of your first Tax Season or if any of such EFINs are suspended for any reason at any time thereafter;

(x)                     If you include a materially false representation or omission of fact in your Confidential Franchise Application to Liberty or if you under-report Gross Receipts, falsify financial data, make a false submission with regard to any required reports or otherwise commit an act of fraud with respect to your acquisition or operation of the Franchised Business or your rights or obligations under this Agreement;

(xi)                  If you commit three (3) or more breaches of this Agreement, the Operations Manual, or any other agreement (including promissory notes) with Liberty, in any twelve (12) month period regardless of whether such breaches were cured after notice; or

(xii)               If you fail to notify Liberty of your desire to renew within the time and manner provided for in section 2 of this Agreement.

c.               Liberty may terminate this Agreement, after sending you notice and an opportunity to cure within seven (7) days, if:

(i)                         You violate any other term or condition of this Agreement, the Operations Manual, or any other agreement with Liberty;

(ii)                      Any amount owing to Liberty, whether related to the Territory or not, is more than thirty (30) days past due;

(iii)                   You fail to comply with IRS standards applicable to e-file providers as stated in IRS Publication 1345 or another or successor IRS publication applicable to e-file providers; or

(iv)                  You are more than sixty (60) days in default of any loan, lease or sublease agreement with a third party, affecting the Franchised Business.

9.              POST TERMINATION OBLIGATIONS

If this Agreement expires, is not renewed or is terminated for any reason by any party, including a sale of the Franchised Business, you must immediately:

a.              Sell to Liberty (if Liberty elects pursuant to section 11) any or all equipment, signs, trade fixtures, and furnishings used in the Franchised Business, or if Liberty does not so elect, remove all Marks or other distinguishing indicia from all of your offices and other premises; and

b.              Stop identifying yourself as a Liberty Tax franchisee, never hold out as a former Liberty Tax franchisee and cease, and not thereafter commence, use of any of the Marks or any marks which are likely to be confused with the Marks; and

c.               Stop using all literature and forms received from Liberty and other items bearing the Marks; and

d.              Pay to Liberty all amounts owing to Liberty, whether related to the Territory or not; and

e.               Transfer to Liberty all telephone numbers, listings and advertisements used in relation to the Franchised Business and deliver to Liberty copies of such documents of transfer; and

f.                Assign to Liberty (if Liberty elects), and upon lessor’s consent, any interest that you have in any lease, sublease or any other agreement related to the Franchised Business; and

g.               Deliver to Liberty any original and all copies, including electronic copies and media, of lists and other sources of information containing the names, addresses, e-mail addresses, or phone numbers of customers who patronized the Franchised Business; and

h.              Deliver to Liberty any original and all copies, including electronic copies and media, containing customer tax returns, files, and records; and

i.                  Deliver to Liberty the copy of the Operations Manual and any updates which Liberty loaned to you; and

j.                 Cancel all fictitious name listings which you have filed that utilize any of the Marks; and

k.              Adhere to the provisions of the post-term covenants not to compete and not to solicit and any other covenant herein that requires performance by you after you are no longer a franchisee.

10.       ADDITIONAL IN-TERM AND POST-TERM COVENANTS

a.              In-Term Covenant Not to Compete.  During the term of this Agreement, you agree not to directly or indirectly, for a fee or charge, in the United States or Canada, prepare or electronically file income tax returns, or offer Financial Products, except in your capacity as a Liberty Tax Service franchisee using the Liberty Tax Service system to offer such products and services.

b.              Post-Term Covenant Not to Compete.  For a period of two (2) years following the termination, expiration, transfer or other disposition of the Franchised Business, or your removal as a Signator to this Agreement, you agree not to directly or indirectly, for a fee or charge, prepare or electronically file income tax returns, or offer Financial Products, within the Territory or within twenty-five (25) miles of the boundaries of the Territory.

c.               Liquidated Monetary Damages.  If you fail to comply with either of the above covenants not to compete, you agree to pay Liberty, with respect to each Territory for which you are in breach, as partial liquidated monetary damages, royalties and advertising fees as set forth in paragraph 4 of this Agreement against the greater of (1) your Gross Receipts in each Territory in which you are in breach during your last fiscal year (May 1- April 30) of operation as a Liberty franchisee in that Territory; or (2) your revenue received in breach of a covenant not to compete.  In either event, you agree that this dollar figure shall be multiplied by two (2) to give consideration to lost repeat and referral business to Liberty. The parties further acknowledge that the full measure of damages to Liberty is greater, as such a breach causes Liberty damage to the integrity of Liberty’s franchised system, loss of franchisee and customer goodwill and irreparable harm.

d.              Covenant Not to Solicit.  You agree that for a period of two (2) years following the termination, expiration, transfer or other disposition of the Franchised Business, or your removal as a Signator to this Agreement, you will not within the Territory or within twenty-five (25) miles of the boundaries of the Territory, directly or indirectly, solicit the patronage of any person or entity served by any of your prior Liberty offices in the last twelve (12) months that you were a Liberty franchisee, or such shorter time as you were a Liberty franchisee, for the purpose of offering such person or entity, for a fee or charge, income tax preparation, electronic filing of tax returns, or Financial Products.  You further agree for a period of two (2) years following the termination, expiration, transfer or other disposition of the Franchised Business, or your removal as a Signator to this Agreement, not to employ or solicit for employment any of Liberty’s employees or those of any other of Liberty’s franchisees, or induce any such employee to leave his or her employ, without Liberty’s prior written consent.

e.               Covenant Not to Lease.  You agree that during the term of this Agreement, you will not lease, sub-lease, assign or guaranty a lease in the Territory to or for a person or entity who will offer income tax preparation at such an office.  You also agree that upon the termination or expiration of this Agreement, if Liberty or a duly authorized Liberty franchisee desires to use any of your former Liberty office locations in the Territory (“Leases”), you will use reasonable good faith efforts to help Liberty secure possession of the Leases through a lease assignment or otherwise.  Otherwise, you agree to use reasonable, good faith efforts to ensure that, for a twenty-four (24) month period after non-renewal or termination of this Agreement, no person or entity will offer income tax preparation at the properties where your former Liberty offices were located.  Such “good faith efforts” include a duty not to sub-lease or assign the Leases to a person or entity who will offer income tax preparation at such Leases.

f.                You agree not to disparage Liberty or its current and former employees or directors.  During the term of this Agreement, you also agree not to do any act harmful, prejudicial or injurious to Liberty.

g.               You hereby acknowledge that the qualifications to be a Liberty franchisee are special, unique and extraordinary, and that this Agreement would not be entered into by Liberty except upon condition that the covenants contained in this section 10 be embodied herein.

h.              You acknowledge and agree that the provisions of this section 10 are reasonable, valid and not contrary to the public interest and you waive all defenses to the strict enforcement thereof.  You further agree that Liberty is entitled to a temporary restraining order, preliminary and permanent injunction for any breach of duties under any of the non-monetary obligations of paragraph 9 above or of this Paragraph 10 and that such an order or injunctions shall issue without the posting of any bond by Liberty.

i.                  All of the covenants contained in this section 10 shall survive any termination or expiration of this Agreement.

j.                 If any covenant or provision within this section 10 is determined to be void or unenforceable, in whole or in part, it shall be deemed severed and removed from this Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement.  Further, these obligations are considered independent of any other provision in this Agreement, and the existence of any claim or cause of action by either party to this Agreement against the other, whether based upon this Agreement or otherwise, shall not constitute a defense to the enforcement of these obligations.

11.       OPTION TO PURCHASE ASSETS

Upon termination or expiration of this Agreement, you hereby grant Liberty or its assignee the option, exercisable by transmitting notice thereof within thirty (30) days from the effective date of expiration or termination, to purchase from you some or all of the assets (including supplies, equipment, signs, furnishings and fixtures) of the Franchised Business. The purchase price for the assets of the Franchised Business, if Liberty elects to purchase them, will be the “adjusted book value” as determined below: provided, however, that Liberty will have the right to set off against and reduce the purchase price by any and all amounts owed by you to Liberty or any of Liberty’s affiliates.  The “adjusted book value” consists of the book value of the assets of the Franchised Business as disclosed by the balance sheet in the financial statements of the Franchised Business as of the date of the termination or expiration; provided, however, that there shall be no allocation for goodwill or any similar adjustment.

12.       CONFIDENTIAL INFORMATION

a.              Disclosure.  Liberty possesses confidential information consisting of methods of operation, service and other methods, techniques, formats, specifications, procedures, information, system, knowledge of and experience in operating and franchising offices, customer information and marketing information (the “Confidential Information”).  Liberty will disclose some or all of the Confidential Information to you and your representatives in the Operations Manual and other training manuals Liberty provides, in Liberty’s training programs, and in providing guidance and assistance pursuant to this Agreement.  During the term of this Agreement and following the expiration or termination of this Agreement, you covenant not to communicate, directly or indirectly, or to divulge to or use for its benefit or the benefit of any other person or legal entity, any Confidential Information, except as Liberty permits in writing.  Upon the expiration, termination or nonrenewal of this Agreement, you agree that you will never use or disclose, and will not permit any of your representatives to use or disclose, Liberty’s Confidential Information in any manner whatsoever, including, without limitation, in the design, development or operation of any business substantially similar to the Franchised Business.  Notwithstanding the foregoing, the obligations in this paragraph will not apply to information: (a) that at the time of disclosure is readily available to the public; (b) that after disclosure becomes readily available to the trade or public other than through breach of this Agreement; (c) that is subsequently lawfully and in good faith obtained by you from an independent third party without breach of this Agreement; (d) that was in your possession prior to the date of disclosure; or (e) which is disclosed to others in accordance with the terms of a prior written authorization between us.  The protections granted hereunder shall be in addition to and not in lieu of all other protections for such Confidential Information that may otherwise be afforded by law or in equity.

b.              Interest.  You will acquire no interest in the Confidential Information other than the right to use it in developing and operating the Franchised Business pursuant to this Agreement.  You acknowledge that it would be an unfair method of competition to use or duplicate any Confidential Information other than in connection with the operation of the Franchised Business.  No part of the Liberty Tax franchise system nor any document or exhibit forming any part thereof shall be distributed, utilized or reproduced in any form or by any means, without Liberty’s prior written consent.

c.               Use.  You agree that you will (a) not use the Confidential Information for any purpose other than the operation of the Franchised Business pursuant to this Agreement; (b) maintain absolute confidentiality of the Confidential Information during and after the term of this Agreement; (c) not make unauthorized copies of any portion of the Confidential Information disclosed in written form; and (d) adopt and implement all reasonable procedures, including, but not limited to, those Liberty prescribes from time to time, to prevent unauthorized use of or disclosure of the Confidential Information, including, without limitation, restrictions on disclosure to your employees and the use of nondisclosure and non-competition clauses in employment agreements with employees who have access to the Confidential Information.

13.       INDEPENDENT CONTRACTOR

You and Liberty are independent contractors to each other.  Neither you nor Liberty are an agent, fiduciary, partner, employee, or a participant in a joint venture and neither you nor Liberty have the authority to hold out as such to third parties.  You do not have any authority to bind or obligate Liberty.  Liberty is not and will not be liable for any act, omission, debt, or other obligation of yours.

You are responsible for all loss or damage and for all contractual liability to third parties originating in or in connection with the operation of the Franchised Business and for all claims or demands for damage directly or indirectly related thereto.  You agree to defend, indemnify and hold harmless Liberty and its employees of and from and with respect to any such claim, loss or damage.

14.       DEATH OR INCAPACITY

In the event of the death or incapacity of Franchisee, Liberty is entitled, but not required, to render whatever assistance is required to maintain smooth and continued operation of the Franchised Business.  Liberty shall be entitled to reimbursement from Franchisee or Franchisee’s estate for any reasonable expenditure thus incurred.  Death or incapacity shall not of itself be grounds for termination of this Agreement unless either:

a.              Franchisee or his/her legal representative fails for a period of one hundred eighty (180) days after such death or incapacity to commence action to assign this Agreement according to controlling state law regarding the affairs of a deceased or incapacitated person and the terms of this Agreement; or,

b.              Such assignment is not completed within one (1) year after death or incapacity.

If such action or assignment is not timely taken or made as aforesaid, Liberty shall have the right to terminate this Agreement.  Further, the terms and conditions of section 15 below apply to a transfer upon death or incapacity.

15.       ASSIGNABILITY

Liberty may assign this Agreement to an assignee who agrees to remain bound by its terms.  Liberty does not permit a sub-license of the Franchise.  Your interest under this Agreement or your ownership in the Franchise may be transferred or assigned only if you comply with the following provisions.  No interest may be transferred unless and until you are in full compliance with this Agreement and current in all monies owed to Liberty.  Any transfer of an ownership interest in this Agreement must be joined in by all signatories to this Agreement, except any person who is deceased or under a legal disability.

a.              If you have received and desire to accept a signed, bona fide offer to purchase or otherwise transfer the Franchise or any interest in the Franchisee, you shall grant Liberty the option (the “Right of First Refusal”) to purchase such Franchise or interest as hereinafter provided.

b.              A transfer to a “Controlled Entity” shall not trigger the Right of First Refusal.  A “Controlled Entity” is an entity in which Franchisee is the beneficial owner of 100% of each class of voting ownership interest.  At the time of the desired transfer of interest to a Controlled Entity, you must notify Liberty in writing of the name of the Controlled Entity and the name and address of each officer, director, shareholder, member, partner, or similar person and their respective ownership interest.  Each such person of the Controlled Entity shall sign the then current amendment and release forms and/or franchise agreement as required by Liberty.  Liberty does not charge a transfer fee for this change.

c.               A transfer of interest within a Franchisee which is an entity shall not trigger the Right of First Refusal provided that only the percentage ownership, rather than the identity of the owners, is changing.  At the time of the desired transfer of interest within an entity, you must notify Liberty in writing of the name and address of each officer, director, shareholder, member, partner or similar person and their respective ownership interest.  Each such person of the Controlled Entity shall sign the then current amendment and release forms and/or franchise agreement as required by Liberty.  Further, if the transfer of interest results in a majority ownership change, you must pay to Liberty the transfer fee set forth in paragraph 4.h. above.

d.              You shall offer the Right of First Refusal to Liberty by notice in writing, including a copy of the signed offer to purchase which you received (“Notice”).  Liberty shall have the right to purchase the Franchise or interest in the Franchise at and for the price and upon the terms set out in the Notice, except that Liberty may substitute cash for any non-cash form of payment proposed and Liberty shall have sixty (60) days after the exercise of Liberty’s Right of First Refusal to close the purchase.  Should Liberty wish to exercise Liberty’s Right of First Refusal, Liberty will notify you in writing within fifteen (15) days from its receipt of the Notice.  Upon the giving of such notice by Liberty, there shall immediately arise between Liberty and Franchisee, or its owners, a binding contract of purchase and sale at the price and upon the terms contained in the Notice.

e.               If Liberty does not exercise Liberty’s Right of First Refusal, you may transfer the Franchise or ownership interest therein according to the terms set forth in the Notice, provided that you satisfy the conditions of paragraph 15.f. through (i) below and complete the sale within ninety (90) days from the day on which Liberty received the Notice.  If you do not conclude the proposed sale transaction within the ninety (90) day period, the Right of First Refusal granted to Liberty hereunder shall continue in full force and effect.

f.                The proposed transferee(s) must complete Liberty’s then current Liberty franchise application and pass Liberty’s application screening using Liberty’s then current qualifications.

g.               The proposed transferee(s) must sign the then current Liberty amendment forms and/or franchise agreement, as required by Liberty, and must personally assume and be bound by all of the terms, covenants and conditions therein.

h.              The proposed transferee(s) must attend and successfully complete EOT and HOT.

i.                  You shall sign Liberty’s then current transfer and release forms and pay to Liberty the transfer fee described in paragraph 4.h. above.

j.                 Except as to approved transfers within the Liberty system as described above, you may not give, transfer or sell all or substantially all of the assets of your Franchised Business during the term of this Agreement, or for a two (2) year period after its expiration or termination, to a person or entity who might be reasonably expected to use any such assets to offer income tax preparation in the Territory or within ten (10) miles of the boundaries of the Territory.

16.       NON-WAIVER OF BREACH

The failure of either party hereto to enforce any one or more of the terms or conditions of this Agreement shall not be deemed a waiver of such terms or conditions or of either party’s rights thereafter to enforce each and every term and condition of this Agreement.

17.       GOVERNING LAW

a.              Virginia Law.  This Agreement is effective upon its acceptance in Virginia by Liberty’s authorized officer.  Virginia law governs all claims which in any way relate to or arise out of this Agreement or any of the dealings of the parties hereto.  However, the Virginia Retail Franchising Act does not apply to any claims by or on your behalf if the Territory shown on Schedule A below is outside Virginia.

b.              Jurisdiction and Venue.  In any suit brought by Liberty, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, you consent to venue and personal jurisdiction in the state and federal court of the city or county of Liberty’s National Office, presently Virginia Beach state courts and the United States District Court in Norfolk, Virginia.  In any suit brought against Liberty, including Liberty’s present or former employees or agents, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, venue shall be proper only in the federal court district and division located nearest Liberty’s National Office (presently the U.S. District Court in Norfolk, Virginia), or if neither federal subject matter nor diversity jurisdiction exists, in the city or county state court located where Liberty’s National Office is (presently the City of Virginia Beach, Virginia).

c.               Jury Waiver.  In any trial between any of the parties hereto, including present or former employees or agents of Liberty’s, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, you and Liberty agree to waive the rights to a jury trial and instead have such action tried by a judge.

d.              Class Action Waiver.  You agree that any claim you may have against Liberty, including Liberty’s past or present employees or agents, shall be brought individually and you shall not join such claim with claims of any other person or entity or bring, join or participate in a class action against Liberty.

e.               Compensatory Damages.  In any lawsuit, dispute or claim between or against any of the parties hereto, including present or former agents or employees of Liberty’s, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, you and Liberty agree to waive the rights, if any, to seek or recover punitive damages.

f.                Area Developers.  If your Territory is or becomes located in an Area Developer area, you agree not to bring any claim, including a lawsuit, against the Area Developer, or its owners, employees or independent contractors, except as to a claim unrelated to the Liberty franchise, such as an automobile accident.  Area Developers are a third party beneficiary of this clause.  Further, you agree that if you breach this clause, you will pay to Liberty and/or the Area Developer all attorney fees and other costs that Liberty and the Area Developer incur to defend the Area Developer in such an action, regardless of who prevails.

g.              Survival.  All of the covenants contained in this section 17 shall survive any termination, transfer or expiration of this Agreement.

18.       MODIFICATION

No modifications to this Agreement will have any effect unless such modification is in writing and signed by you and by Liberty’s authorized officer.  However, Liberty may modify the provisions of the Manual or manuals, without your consent, as discussed in paragraph 6.m. above.

19.       RELEASE OF PRIOR CLAIMS

By executing this Agreement, the undersigned entity, if any, and individuals, on behalf of yourselves and your heirs, legal representatives, successors and assigns, and each assignee of this Agreement, hereby forever release and discharge Liberty, its past and present employees, agents, area developers, officers and directors, including Liberty’s parent, subsidiary and affiliated corporations, their respective past and present employees, agents, officers and directors, from any and all claims relating to or arising out of any franchise agreement between the parties executed prior to the date of this Agreement, and all other claims relating to any dealings between any of the parties.  However, this release does not apply to Liberty’s renewal obligations the same or similar to those in paragraph 2.b. above, as contained in any prior or other franchise agreement.

20.       NOTICES

You shall give any notice or request hereunder by mail or courier, postage fully prepaid, delivered personally, or by facsimile, to Liberty’s CEO, at Liberty’s National Office, presently 1716 Corporate Landing Parkway, Virginia Beach, VA  23454.  Telephone:  (757) 493-8855 Fax:  (800) 880-6432.  Liberty may also give any such notice to you in the same manner at the address indicated below the Franchisee’s signature on this Agreement, or such other more current address as Liberty may have for you.  Liberty may also give notice to you by e-mail.

21.       FULL UNDERSTANDING

This Agreement is the entire agreement between you and Liberty. This Agreement supersedes all other prior oral and written agreements and understandings between you and Liberty with respect to the subject matter herein.  Nothing in this or in any related agreement, however, is intended to disclaim the representations Liberty made in the franchise disclosure document Liberty furnished to you.

22.       ACKNOWLEDGMENTS

You acknowledge that you have read Liberty’s franchise disclosure document and this Agreement and that you are familiar with their contents.  You acknowledge that you have independently investigated the business offered hereunder and base your decision to purchase solely on such investigation.  Except as may be stated in Item 19 of Liberty’s Franchise Disclosure Document, you acknowledge that no person is authorized to make and no person has made any representations to you as to the actual, projected or potential sales, volumes, revenues, profits or success of any Liberty Tax franchise.  You further acknowledge and agree that you are not a third party beneficiary to any agreement between Liberty and any other franchisee.

23.       GUARANTY

The Franchisee named at the top of the following page agrees to abide by the terms of this Agreement.  The signature of an individual or individuals constitutes their personal agreement to such terms.  The signature of an individual or individuals on behalf of an entity constitutes the entity’s agreement to such terms.

In addition, the signatures of all individuals below, in any capacity, also constitute their personal joint and several agreement to perform all the obligations in and relating to this Agreement, including, but not limited to, the obligations stated in section 17 above concerning Governing Law, including but not limited to, the application of Virginia Law, the Jurisdiction and Venue clause, the Jury Waiver, the Class Action Waiver, and the limitation to Compensatory Damages only, the obligation to make payments specified herein, pay any other promissory notes and other debts due to Liberty, and pay for products later ordered from Liberty.  All Signators below waive any right to presentment, demand or notice of non-performance and the right to require Liberty to proceed against the other Signators.

Franchisee:	Entity Number:

SIGNATORS:

By:	By:

(Signature)	(Signature)

(Printed Name)	(Printed Name)

Title:		Title:

Address:		Address:

Ownership Percentage:	%	Ownership Percentage:	%

By:	By:
(Signature)	(Signature)

(Printed Name)	(Printed Name)

Title:	Title:

Address:	Address:

Ownership Percentage: %	Ownership Percentage:	%

JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:	Effective Date:

John Hewitt, CEO, or Rufe Vanderpool, COO

SCHEDULE “A” TO THE FRANCHISE AGREEMENT

Territory

The Franchise Territory* is as follows:

{TERRITORY}

{TERRITORY DESCRIPTION FROM LIBRA & MAP}

*Note:           When a Territory description includes a road, avenue, street, parkway, highway, route or similar roadway, the Territory includes the U.S. Postal addresses assigned to either side of the roadway.  When a Territory description excludes a road, avenue, street, parkway, highway, route or similar roadway, the Territory excludes the U.S. Postal addresses assigned to either side of such roadway.  If a map of the Territory is attached, the map approximates the Territory, but the above legal description controls as to the Territory’s precise boundaries.

SCHEDULE “B” TO THE FRANCHISE AGREEMENT

Area Developer Addendum

You and Liberty acknowledge that at present this Territory falls under an Area Developer.  The Area Developer will receive a portion of the initial franchise fee.  Further, as long as this Territory continues to fall under an Area Developer area, Liberty will pay to the Area Developer or any successor a portion of the royalties paid by you to Liberty under this Agreement.

FRANCHISEE:	JTH TAX, INC. d/b/a
LIBERTY TAX SERVICE

By:	By:

John Hewitt, CEO, or Rufe Vanderpool, COO

By:	Effective Date: